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                                                                    Exhibit 5.01

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]





                                January 19, 2000

Fairchild Semiconductor International, Inc.
333 Western Avenue
Mail Stop 01-00
South Portland, Maine  04106

                  Re: 27,025,000 SHARES OF CLASS A COMMON STOCK, AS DESCRIBED IN THE REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NO. 333-92941)
                          ----------------------------------------

Gentlemen and Ladies:

         We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of 23,500,000 shares of your Class A Common Stock, par value $.01 per share (the "Shares"), and 3,525,000 shares of your Class A Common Stock, par value $.01 per share (the "Optional Shares"). You and Sterling Holding Company, LLC, a Delaware limited liability company ("Sterling"), have granted the underwriters an option to purchase 1,410,000 and 2,115,000 Optional Shares, respectively, solely to cover over-allotments, if any, in connection with the offering that is the subject of the above-referenced registration statement (the "Registration Statement"). The Shares and the Optional Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement"), among Fairchild Semiconductor International, Inc. (the "Company"), Sterling, National Semiconductor Corporation and the other selling stockholders identified therein (collectively with Sterling and National Semiconductor Corporation, the "Selling Stockholders"), and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Deutsche Bank Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and FleetBoston Robertson Stephens, Inc. as representatives of the several underwriters (the "Underwriters"), the form of which is included as Exhibit 1.01 to the Registration Statement.
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Fairchild Semiconductor International, Inc.
January 19, 2000
Page 2



         We have participated in the preparation of the Registration Statement and have reviewed the proposed form of the Underwriting Agreement, and we have examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to give this opinion.

         Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, (i) with respect to the Shares to be sold by you, when delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) with respect to the Shares to be sold by the Selling Stockholders, are validly issued, fully paid and non-assessable.

         It is also our opinion that the Optional Shares have been duly authorized and, (i) with respect to the Optional Shares to be sold by you, when delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) with respect to the Optional Shares to be sold by Sterling, are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption "Legal Matters." We do not admit to being within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

                          Very truly yours,



                           /s/ Dechert Price & Rhoads